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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY

Rutherford-Moran Exploration Company (Delaware Corporation -- 100% owned) Thai Romo Holdings, Inc. (Delaware Corporation -- 100% owned)
Thai Romo Limited (Thailand -- 100% owned less nominal interest)
B8/32 Partners, Ltd. (Thailand -- 46.34% owned)